Exhibit 99
ROCKY BRANDS, INC.

Company Contact:	Jim McDonald Chief Financial Officer (740) 753-1951

Investor Relations:	Integrated Corporate Relations, Inc. Brendon Frey/Chad Jacobs (203) 682-8200
ROCKY BRANDS, INC. ANNOUNCES SECOND QUARTER FISCAL 2007 RESULTS
— Company Announces New Order to Fulfill a Contract to the U.S. Military —
— Rocky Brands to Consolidate Distribution Centers —
NELSONVILLE, Ohio, July 27, 2007 — Rocky Brands, Inc. (Nasdaq: RCKY) today announced financial results for its second quarter ended June 30, 2007.
For the second quarter of 2007, net sales increased 2.6% to $58.8 million versus net sales of $57.3 million in the second quarter of 2006. The Company reported a net loss of $1.4 million, or ($0.25) per diluted share versus a net loss of $0.2 million or ($0.04) per diluted share a year ago. The net loss for the second quarter of 2007 includes a one time non-cash charge of approximately $0.8 million, or $0.09 per diluted share after tax, due to the required write off of prepaid financing costs related to the refinancing of its term loans as compared to a $0.4 million, or $0.05 per diluted share after tax, charge for a similar write off in second quarter 2006.
Mike Brooks, Chairman and Chief Executive Officer, commented, “Our second quarter performance was negatively impacted by weaker than expected wholesale revenues, partially offset by a double digit sales gain in our retail division. At the same time, an increase in production costs coupled with a greater level of closeouts further reduced our earnings compared with a year ago. We continue to be confident about our growth prospects during the back half of the year and we remain comfortable with our previously issued guidance for fiscal 2007.”
Military Contract
The Company also announced it has received an order to fulfill a contract to the U.S. Military to produce “Hot Weather” boots for approximately $6.4 million. Shipment of the boots is expected to begin in late 2007 with an estimated completion date of late 2008. The contract includes the option for four additional years at the same amount.
Mike Brooks added, “We are very pleased to have received this order from the military which will allow us to better utilize our Company operated production facilities.”
Second Quarter Results
Net sales for the second quarter increased to $58.8 million compared to $57.3 million a year ago. The increase in sales is primarily attributable to a 16.6% increase in retail revenues offset by a 2.7% decrease in wholesale sales.
Gross margin in the second quarter of 2007 was $23.9 million, or 40.7% of sales, compared to $24.1 million or 42.0% of sales, for the same period last year. The decline was primarily due to a decrease in sales of our western footwear, which carry higher gross margins, combined with higher production costs and an increase in closeout sales versus a year ago.

Selling, general and administrative (SG&A) expenses were $22.8 million, or 38.8% of sales, for the second quarter of 2007 compared to $21.5 million, or 37.4% of sales, a year ago. The increase in SG&A expenses is partially due to additional selling expenses related to increased sales and higher professional fees.
Income from operations was $1.1 million, or 1.9% of net sales, for the period compared to $2.6 million, or 4.6% of net sales, in the prior year.
Funded Debt and Interest Expense
The Company’s funded debt at June 30, 2007 was $102.7 million versus $109.7 million at June 30, 2006. Interest expense increased to $3.3 million for the second quarter of 2007 versus $3.0 million for the same period last year. The increase in interest expense was due to the write off of prepaid financing costs related to the refinancing of the company’s term loans.
Inventory
Inventory decreased $10.3 million, or 11.0%, to $84.0 million at June 30, 2007 compared with $94.3 million on the same date a year ago. The decrease in inventory is due to our focus on improved inventory management through the scheduling of receipts to more closely coincide with projected shipments and the reduction of discontinued products.
Distribution Consolidation
In an ongoing effort to further reduce costs and improve operating efficiencies, the Company is consolidating its distribution and warehousing. Beginning in 2008, Rocky Brands will distribute products in the U.S. solely from its 196,000 square foot facility in Logan, Ohio, and no longer utilize its leased facility in Tunkhannock, Pennsylvania. At the same time, Rocky Brands has signed a letter of intent with Kane Distribution, which currently manages the Pennsylvania facility, to serve as a third-party logistics partner to manage and operate its combined distribution center in Ohio.
Outlook
The Company stated it remains comfortable with its previously issued guidance and continues to expect fiscal 2007 revenues to increase approximately 5% over 2006 levels, and diluted earnings per share to increase approximately 35% over 2006 levels.
About Rocky Brands, Inc.
Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky Outdoor Gear®, Georgia Boot®, Durango®, Lehigh®, and the licensed brands Dickies®, Zumfoot® and Michelin®.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding growth prospects (paragraph 3), distribution consolidation (paragraph 12) and expected 2007 revenues and earnings (paragraph 13). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2006 (filed March 15, 2007) and the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2007 (filed May 9, 2007). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30, 2007	December 31, 2006	June 30, 2006
	Unaudited		Unaudited
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$1,446,022	$3,731,253	$474,910
Trade receivables — net	60,117,677	65,259,580	55,905,546
Other receivables	1,368,863	1,159,444	1,659,889
Inventories	83,973,162	77,948,976	94,337,405
Deferred income taxes	3,902,775	3,902,775	133,783
Income tax receivable	2,561,538	3,632,808	1,766,376
Prepaid expenses	2,118,034	1,581,303	2,585,430

Total current assets	155,488,071	157,216,139	156,863,339
FIXED ASSETS — net	24,443,562	24,349,674	23,730,670
DEFERRED PENSION ASSET	40,432	13,564	1,550,639
IDENTIFIED INTANGIBLES & GOODWILL	61,697,893	61,979,659	62,967,485
OTHER ASSETS	2,758,801	2,796,776	3,030,314

TOTAL ASSETS	$244,428,759	$246,355,812	$248,142,447

LIABILITIES AND SHAREHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Accounts payable	$15,471,858	$10,162,291	$20,205,334
Current maturities — long term debt	311,534	7,288,474	7,276,398
Accrued expenses:
Taxes — other	673,098	552,782	378,713
Other	4,090,661	3,643,503	3,599,139

Total current liabilities	20,547,151	21,647,050	31,459,584
LONG TERM DEBT — less current maturities	102,427,204	103,203,107	102,417,683
DEFERRED INCOME TAXES	17,009,025	17,009,025	13,477,939
DEFERRED LIABILITIES	324,038	368,580	442,067

TOTAL LIABILITIES	140,307,418	142,227,762	147,797,273

SHAREHOLDERS’ EQUITY:
Common stock, no par value; 25,000,000 shares authorized; issued and outstanding June 30, 2007 - 5,482,293; December 31, 2006 - 5,417,198; June 30, 2006 - 5,400,598	53,802,287	53,238,841	52,604,460

Accumulated other comprehensive loss	(942,036)	(993,182)	—
Retained earnings	51,261,090	51,882,391	47,740,714

Total shareholders’ equity	104,121,341	104,128,050	100,345,174

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$244,428,759	$246,355,812	$248,142,447

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

NET SALES	$58,797,664	$57,297,505	$120,454,688	$114,822,669

COST OF GOODS SOLD	34,871,210	33,224,213	70,447,548	65,833,420

GROSS MARGIN	23,926,454	24,073,292	50,007,140	48,989,249

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	22,790,579	21,451,080	45,113,520	42,560,477

INCOME FROM OPERATIONS	1,135,875	2,622,212	4,893,620	6,428,772

OTHER INCOME AND (EXPENSES):
Interest expense	(3,344,076)	(3,042,596)	(5,842,921)	(5,411,629)
Other — net	6,994	76,759	(36,001)	58,462

Total other — net	(3,337,082)	(2,965,837)	(5,878,922)	(5,353,167)

(LOSS)/INCOME BEFORE INCOME TAXES	(2,201,207)	(343,625)	(985,302)	1,075,605

INCOME TAX (BENEFIT)/EXPENSE	(814,000)	(128,000)	(364,000)	398,000

NET (LOSS)/INCOME	$(1,387,207)	$(215,625)	$(621,302)	$677,605

NET (LOSS)/INCOME PER SHARE
Basic	$(0.25)	$(0.04)	$(0.11)	$0.13
Diluted	$(0.25)	$(0.04)	$(0.11)	$0.12

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	5,473,919	5,394,749	5,465,783	5,378,939

Diluted	5,473,919	5,394,749	5,465,783	5,607,902